Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BBN Global Consulting, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2/Pre-Effective Amendment No. 1 of our report dated January 25, 2007 relating to the balance sheet of BBN Global Consulting, Inc as of October 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the period from March 15, 2005 (inception) through October 31, 2005, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/          Li & Company, PC

Li & Company, PC

Skillman, NJ

March 12, 2007